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                                                                    Exhibit 23.1



                   Consent of KPMG LLP, Independent Auditors

The Board of Directors

Jotter Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-75789) on Form S-3 and the registration statement (No. 333-74253) on Form S-8 of SAFLINK Corporation of our report dated December 15, 2000, with respect to the consolidated balance sheets of Jotter Technologies, Inc. and subsidiary, and Predecessor, as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the period from June 1, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, which report appears in the Form 8-K of SAFLINK Corporation dated December 29, 2000.

Our report dated December 15, 2000 contains an explanatory paragraph that states that Jotter Technologies, Inc. and subsidiary and Predecessor has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Seattle, Washington
December 29, 2000